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                                                                   EXHIBIT 21.01


                         SUBSIDIARIES OF THE REGISTRANT

                     SUBSIDIARIES OF INTERPORE INTERNATIONAL

Interpore Orthopaedics, Inc.
Interpore Acquisition Corporation, Inc.
Interpore Delaware, Inc.